SUB-ITEM 77H
MFS SERIES TRUST X ON BEHALF OF:
MFS Multi Cap Growth Fund
MFS Fundamental Growth Fund
As of November 30, 2001, entities newly owning more than 25% of any one
Series' voting securities, thereby becoming controlling entities of such Series, are those entities as follows:
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
SERIES                        OWNER AND ADDRESS             % OF SHARES OWNED
MFS Multi Cap Growth Fund     Dale A. Dutile                    25.90%
                              Needham, Massachusetts  02492-2783
        As of November 30, 2001, entities no longer owning more than 25% of any one Series' voting securities, thereby ceasing to be controlling entities of such Series, are as follows:

SERIES                                        OWNER AND ADDRESS
MFS Fundamental Growth Fund                    John W. Ballen
                                               Boston, MA 02116
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